News Release

Contact:  John Parsons
          Micro-Integration Corp.
          1-800-600-6448 Ext. 820

                          Micro-Integration Moving to Nasdaq
                                Small Cap Market

FROSTBURG, MD -- November 26, 1997 -- Micro-Integration Corp. (MI) (NASDAQ:
MINT) today announced that trading in its shares will move from the Nasdaq National Market to the Nasdaq Small Cap Market, effective December 1, 1997.

The Company said that it is moving to the Small Cap Market because it does not currently meet the $4.0 million net tangible asset maintenance requirement of the National Market. The Company does meet the current maintenance requirements, as well as the new maintenance requirements that go into effect in February, 1998 for the Nasdaq Small Cap Market.

The Company said it does not foresee any impact on the trading of its stock resulting from its move to the Nasdaq Small Cap Market. The Company expects daily price quotations for its stock to continue to be available in the financial newspapers, on-line services, and in many general circulation newspapers.

Micro-Integration Corp. offers consultation and systems and network integration services to small and medium-sized organizations that need to use information technology as a strategic business tool. MI specializes in providing high-quality products and services that help customers take advantage of distributed computing and client-server and network-based systems.



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